Exhibit 99.1

March 31, 2016

Mr. Darius Adamczyk

115 Tabor Road

Morris Plains, New Jersey 07950

Dear Darius:

I am pleased to confirm our offer to you to become Honeywell’s President and Chief Operating Officer, based in Morris Plains, New Jersey, reporting to Dave Cote. The effective date of your promotion will be April 4, 2016 (“Effective Date”), subject to the terms and conditions of this letter agreement (“Agreement”).

In connection with your new role, you will be entitled to the following compensation and benefits package, as previously approved by the Management Development and Compensation Committee (“MDCC”) of the Company’s Board of Directors:

COMPENSATION

Base Salary: As of the Effective Date, your annual base salary will be increased to $1,200,000. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in March of 2017.

Annual Incentive Compensation: As of the Effective Date, your target incentive compensation opportunity will be increased to 125% of your annual cash base salary earnings during the year. For 2016, your incentive compensation award will be prorated based on the number of days your target incentive was 100%, and the number of days your target incentive will be 125%. Incentive compensation awards are paid in the first quarter of the following year.

Long-Term Incentive Awards: In addition to the annual long-term incentive awards already granted to you on February 25, 2016, you will receive the following additional long-term incentives awards for 2016 in connection with this promotion:

•	100,000 Stock Options;

•	15,000 Growth Plan Units for the 2016-2017 performance cycle; and

•	25,000 Performance-Adjusted Restricted Stock Units (“RSUs”).

These awards will be granted under the terms of the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Stock Incentive Plan”) and governed by the relevant award agreements. The Stock Options and Growth Plan Units will be granted as of the Effective Date. The Stock Options will vest ratably over four years. The RSUs shall be granted effective July 29, 2016 and will vest on the third, fifth, and seventh anniversaries of the date of grant, provided you continue to be employed by Honeywell on the applicable vesting dates. The number of RSUs that vest at each vesting date shall be subject to a 30% adjustment, up or down, based on Honeywell’s total shareowner return ranking against its Compensation Peer Group. The measurement period and the companies that comprise the Compensation Peer Group will be the same as those approved for other 2016 RSU awards to Officers, which are expected to be approved by the MDCC on July 29, 2016.

Annual Long-Term Incentive Awards: You will be eligible for annual equity awards with the size and mix determined by the MDCC based on your performance and future career potential with Honeywell. Any Stock Option awards generally vest ratably over four years. In addition, as a recognized member of Honeywell’s leadership team, you will be eligible to receive Growth Plan Units under the Growth Plan. The terms of all long-term incentive awards are governed by the terms of the applicable stock plan and the relevant award agreements. Moreover, Honeywell and the MDCC reserve the right to modify the design or mix of the annual long-term incentive award program in the future.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•	Vacation: You will be eligible for four (4) weeks vacation.

•	Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $10,000,000 of coverage per occurrence.

•	Executive Severance: The Honeywell International Inc. Severance Plan for Designated Officers currently provides for 18 months of base salary continuation and target bonus if your employment is involuntary terminated for a reason other than Cause (as defined in the severance plan document in effect when you terminate employment). You will be required to execute a release of claims against Honeywell and its affiliates and related parties and you may be required to agree to certain non-solicitation, non-disclosure and non-competition covenants as a condition of receiving executive severance benefits. For additional information, please consult the actual plan document.

STOCK OWNERSHIP GUIDELINES FOR HONEYWELL OFFICERS

As an Executive Officer of the Corporation, you will be required to hold four (4) times your annual base salary in Honeywell shares in accordance with the Corporation’s Stock Ownership Guidelines. The following table provides an overview of the Stock Ownership Guidelines. A copy of the Stock Ownership Guidelines policy document will be separately provided to you.

Honeywell Shares Counted	•	Unvested restricted stock units (RSUs)
for Ownership Purposes:	•	Deferred restricted stock units
	•	Shares in tax qualified and non-qualified savings plans
	•	Private holdings

Ownership Threshold:	•	4X base salary

Retention Requirements:	•	Indefinite holding requirement until ownership threshold is met for net gain shares from RSU vesting, payment of deferred RSUs and all stock option exercises
	•	One year for net gain shares from RSU vesting and all stock option exercises (Note: payment of deferred RSUs are exempt from the one year minimum hold requirement)

Time Limit:	•	No time requirement to meet ownership threshold
	•	Must meet threshold in order to sell stock

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it, along with an executed copy of the IP Agreement and Noncompete Agreement, to me.

Honeywell has a long and distinguished history. But, more importantly, we are a company with a terrific future and a great place to work. Our performance culture drives growth for us and competitive advantage for our customers. We hire the best people; give them every possible opportunity to learn, grow, and develop; and reward them for their contributions. We offer career paths that span product lines, job types, businesses, and countries.

Darius, we are excited to be extending this offer to you and look forward to working with you in your expanded role. Your experience and background is an asset to our Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Mark James

Mark James

Honeywell International Inc.

Senior Vice President

Human Resources, Procurement and Communications

Read and Accepted:

/s/Darius Adamczyk	April 5, 2016
DARIUS ADAMCZYK	Date

All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an “at will” basis.  This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.